Exhibit 99.2

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

The following unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, is based on the historical statements of operations of Cubist and Calixa after giving effect to the acquisition, as a purchase of Calixa by Cubist using the acquisition method of accounting for business combinations, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated statement of operations.

The unaudited pro forma condensed combined consolidated statement of operations of Cubist and Calixa for the year ended December 31, 2009, is presented as if the acquisition had occurred on January 1, 2009.

The unaudited pro forma condensed combined consolidated statement of operations should be read in conjunction with the historical consolidated financial statements and the accompanying notes of Cubist included in Cubist’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission, or SEC, on February 26, 2010, and with the historical consolidated financial statements and the accompanying notes of Calixa for the year ended December 31, 2008 and for the periods from July 11, 2007 (Inception) to December 31, 2007 and 2008, and the nine months ended September 30, 2009 and 2008, included in Amendment No. 1 to the Current Report on Form 8-K, filed with the SEC on February 26, 2010, incorporated by reference herein. The unaudited pro forma condensed combined consolidated statement of operations is not intended to represent or be indicative of the consolidated results of operations of Cubist that would have been reported had the acquisition been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations of Cubist. The unaudited pro forma condensed combined consolidated statement of operations does not reflect any operating efficiencies and cost savings that Cubist may achieve with respect to the combined companies.

Both Cubist and Calixa’s fiscal periods end December 31st. As permitted by Regulation S-X, the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, has been prepared by combining Cubist’s statement of income for the year ended December 31, 2009, with the unaudited statement of operations of Calixa for the nine months ended September 30, 2009. The interim period from October 1st to the date of acquisition is not included in the pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, due to the immateriality of activity during this period.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS OF

CUBIST PHARMACEUTICALS, INC. AND CALIXA THERAPEUTICS INC.

(in thousands, except share and per share data)

	Historical
	For the Year Ended December 31, 2009	For the Nine Months Ended September 30, 2009	Pro Forma		Pro Forma Combined
	Cubist	Calixa	Adjustments		Consolidated
Revenues:
U.S. product revenues, net	$523,972	$—	$—		$523,972
International product revenues	13,759	—	—		13,759
Service revenues	22,550	—	—		22,550
Other revenues	1,863	—	—		1,863
Total revenues	562,144	—	—		562,144

Costs and expenses:
Cost of product revenues	116,889	—	—		116,889
Research and development	170,575	10,923	(4,336	)(a)	177,162
Sales and marketing	82,202	—	—		82,202
General and administrative	54,718	575	(2,266	)(a)	53,027
Total costs and expenses	424,384	11,498	(6,602)		429,280

Operating income (loss)	137,760	(11,498)	6,602		132,864

Other income (expense):
Interest income	4,260	112	(563	)(b)	3,809
Interest expense	(20,891)	(21)	—		(20,912)
Other income	(1,226)	—	—		(1,226)
Total other income (expense), net	(17,857)	91	(563)		(18,329)

Income (loss) before income taxes	119,903	(11,407)	6,039		114,535

Provision (benefit) for income taxes	40,303	—	(2,211	)(c)	38,092

Net income (loss)	$79,600	$(11,407)	$8,250		$76,443

Basic net income per common share	$1.38				$1.32
Diluted net income per common share	$1.36				$1.30

Shares used in calculating:
Basic weighted average number of common shares	57,745,724				57,745,724
Diluted weighted average number of common shares	68,382,230				58,632,800

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

1.              Basis of Pro Forma Presentation

On December 16, 2009, Cubist Pharmaceuticals, Inc. (the “Company” or “Cubist”) acquired Calixa Therapeutics Inc. (“Calixa”), a privately-held development stage biopharmaceutical company based in San Diego, California, pursuant to an Agreement and Plan of Merger entered into by Cubist, Calixa, SD Acquisition Corporation and the other parties thereto on December 12, 2009 (the “Merger Agreement”).

The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, includes the unaudited statement of operations of Calixa for the nine months ended September 30, 2009, and excludes the interim period from October 1st to the date of acquisition due to immateriality of activity during this period.  The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009, gives effect to the acquisition as if it occurred January 1, 2009. The historical financial information of Calixa has been prepared in accordance with U.S. generally accepted accounting principles.

The unaudited pro forma condensed combined consolidated statement of operations has been derived from, and should be read in conjunction with, the historical consolidated financial statements, including notes thereto, of each of Cubist and Calixa. Cubist’s consolidated financial statements for the year ended December 31, 2009, are included in Cubist’s Annual Report on Form 10-K filed with the SEC on February 26, 2010. Calixa’s financial statements are included as Exhibits 99.1 and 99.2 to Amendment No. 1 to the Form 8-K, filed with the SEC on February 26, 2010, which is incorporated by reference herein. The unaudited pro forma condensed combined consolidated statement of operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had the acquisition been completed as of the date indicated above or the results that may be attained in the future.

2.              Pro Forma Adjustments and Assumptions

The pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated statement of operations represent estimated values and amounts based on available information and do not reflect cost savings that management believes may have resulted had the acquisition been completed as of the date indicated above.

(a)         To eliminate $5.3 million of postcombination stock-based compensation charges and $1.3 million of acquisition-related transaction costs, as they are transaction-related, non-recurring charges.

(b)         To give effect to the acquisition occurring on January 1, 2009, this adjustment eliminates interest income earned on the $100.0 million cash purchase price, net of cash acquired.

(c)          To adjust the income tax provision for the inclusion of Calixa’s operating results for the nine months ended September 30, 2009, and the effect of pro forma adjustments.